Sparx Holdings Group

Sparx Holdings Group is creating life-saving fire protection technology. Our patent-pending Smart Sprinkler System leverages cutting-edge sensors and wireless communications to achieve rapid, decisive action against fires.


Sparx
Sparx™ Smart Sprinklers
Transforming Fire Protection

Invest

$99 minimum investment

DEADLINE: September 20, 2024

in 2 months

SHARE PRICE

$1

TOTAL RAISED

$13,050

VALUATION

$4,736,811

Reg CF offering provided by Netcapital Funding Portal Inc.

EARLY STAGE INVESTMENT OPPORTUNITY

We invite investors to participate in an early stage opportunity by purchasing our Series A Convertible Preferred Stock. One year from the close of this offering, each share of Series A Convertible Preferred Stock is designated to automatically convert into an equivalent dollar amount of our Common Stock at a 35% discount. Our Common Stock is quoted and traded on OTC Markets under the ticker symbol SHGI.

INTRODUCTION


SAFEGUARD AGAINST FIRES

At Sparx, our mission extends far beyond creating innovative fire protection solutions — we are pioneers in safeguarding lives, businesses, and property with a commitment to redefining safety standards globally.

Our flagship product, the **Sparx Smart Sprinkler System**, integrates advanced early fire detection technology and wireless communications. This combination empowers fire sprinklers to effortlessly coordinate a quick and optimal response to fires.


Sparx™ Smart Sprinkler System
Early Fire Detection
Wireless Communication
Electronically Triggered Sprinkler Activation
Faster Detection. Smarter Response.

Our unique approach is designed to minimize property damage caused by fires while proactively reducing risks for individuals and businesses. We aim to offer effective fire protection for scenarios that may not be able to be protected by existing fire sprinkler systems.

With our **advanced technology**, we also believe our system can offer fire extinguishment in some key storage environments, safeguarding the lives of firefighters who are often tasked with the dangerous job of completing extinguishment themselves in these settings.

With our revolutionary approach to fire suppression, we believe we are not only changing the game; we are shaping the future of fire safety. Join us in our mission to create a safer, smarter world with Sparx.

SUCCESS TO DATE

- **Secured a patent license agreement** with Sparx Technologies, LLC, paving the way for the commercialization of our patent-pending Sparx™ Smart Sprinkler System.
- **Revealed our Smart Sprinkler System prototype demo** in July 2023 demonstrating early fire detection and fast sprinkler response.
- Presented our Smart Sprinkler System at virtual webinar hosted by the **Illinois Fire Inspectors Association** alongside Honeywell, Siemens, and Jensen Hughes.
- **Featured in *Fire Protection Contractor Magazine***, the most widely-read sprinkler industry publication.
- **Unveiled our prototype Smart Sprinkler System in person for the first time at the 2024 Fire and Life Safety Conference.**


Sparx
Electronic Sprinkler Activation
Sparx
Sparx
TM

2024 Fire and Life Safety Conference

PROBLEM


TALL CEILINGS
HAZARDOUS GOODS
FIRE SPRINKLERS FACE MANY MODERN CHALLENGES
UNIQUE CONSTRUCTION
DENSE STORAGE

There is an urgency and necessity for innovation in fire protection, a crucial gap we aim to fill in the market.

The Critical Gap in Detection

Traditional sprinklers must each wait for heat to hit a critical point, usually around 165°F, before activating. This traditional method overlooks crucial early warning signs of fire like smoke or flames, leaving little room for proactive or flexible fire response strategies. This singular, temperature-focused approach is especially problematic in tall warehouses storing flammable goods or when safeguarding against intricate dangers such as battery energy storage systems, revealing a dire need for smarter, more responsive fire suppression solutions.


125,500 NON-RESIDENTIAL FIRES
$3.6 BILLION PROPERTY DAMAGE
1,100 CIVILIAN INJURIES
130 CIVILIAN DEATHS
2021 NFPA REPORT

Traditional Sprinklers Lack Coordination

Traditional sprinklers operate independently, lacking communication and coordination among themselves. This approach can lead to unnecessary water damage and less efficient fire suppression. Because sprinklers work on their own, this method can fail to concentrate efforts where they're needed most, directly above and around the fire's origin.

A New Era Demands Advanced Fire Suppression

In the face of rapidly expanding e-commerce, warehouses have transformed - growing taller and larger, now housing an array of highly hazardous items like mattresses, furniture, aerosols, and batteries. This evolution leaves traditional fire sprinkler systems, rooted in last-century technology, struggling to keep pace. Relying on outdated heat-sensitive mechanisms, these systems may act too late, unable to address the complexity and speed of modern fire scenarios effectively.

Existing Sprinklers Are Not Designed to Extinguish Storage Fires

Traditional sprinkler systems present a significant limitation—they are designed to suppress fires, not to extinguish them. Suppression aims to control the spread of fire, reducing its intensity, whereas extinguishment completely puts out the fire, eliminating the threat. This distinction becomes critical in storage and warehouse settings, where relying on suppression leaves firefighters to undertake the dangerous and sometimes perilous task of achieving full extinguishment.


SPRINKLERS ARE NOT TYPICALLY DESIGNED TO EXTINGUISH FIRES IN STORAGE SETTINGS
FIREFIGHTERS RISK THEIR LIVES TO COMPLETE FINAL EXTINGUISHMENT

Growing E-Commerce is Reshaping Fire Protection

Today's warehouses soar to new heights, with ceiling levels reaching beyond 45 feet, significantly impacting storage capacities and safety requirements. This vertical expansion, aimed at accommodating more goods, notably increases the challenge of providing effective protection from existing fire sprinkler systems, particularly for hazardous materials.

Modern Hazards Require Modern Solutions

As warehouses grow in size and complexity, including the use of plastic materials and the use of robotics for storing and retrieving goods, the urgency for advanced fire protection solutions become increasingly critical. Today's fire safety strategies must evolve to match the innovative spirit of these commercial spaces, ensuring that as our capabilities to store and manage goods advance, so do our methods to protect them from fire.

SOLUTION


WE AIM TO RESPOND TO FIRES FASTER
THAN STANDALONE SPRINKLERS

Revolutionizing fire safety, Sparx Holdings Group, Inc. introduces the Sparx™ Smart Sprinkler System, a groundbreaking solution designed for the modern era. Our innovative system is designed to merge advanced sensor technology with wireless communications to detect fires early and respond strategically.

Our product, the Sparx™ Smart Sprinkler System includes Sensing and Activation Units that are designed to be incorporated with traditional fire sprinkler parts, providing sprinklers the ability to detect fires early with smoke, gas, flame, and temperature sensors.


HOW WE DIFFERENTIATE
We use advanced sensing to activate fire sprinklers.
Flame Signals
Gas Presence
Smoke Levels
Temperature Gradients
Sparx™

Our Sensing and Activation Units communicate with one another and to our Hub which collects and analyzes data and makes intelligent decisions to activate sprinklers. Our Sensing and Activation Units enhance, not replace traditional fire sprinklers, giving them capabilities they would not otherwise have, all while doing so wirelessly.


Sparx Smart
Sprinkler
Network

Our Hub includes an intuitive easy-to-use touchscreen to provide building staff and fire department personnel with notifications on system status. Our Hub visually and audibly notifies users if there are any sensors that have detected a possible fire hazard and also indicates which sprinklers have activated in the event of a fire.


Sparx
Supervisory Signals
04:24:32 PM
12/03/2023
LOGIN
Home
Alarm
Supervisory
Trouble
Logs
Settings
Unacknowledged
Acknowledged
UNACKNOWLEDGED SUPERVISORY SIGNALS (4)
Pre-Alarm: Heat
Node ID: 444
12/03/2023 04:22:08 PM
ACK
Pre-Alarm: Gas
Node ID: 444
12/03/2023 04:22:08 PM
ACK
Pre-Alarm: Smoke
Node ID: 244
12/03/2023 04:22:08 PM
ACK
Pre-Alarm: Flame
Node ID: 244
12/03/2023 04:22:08 PM
ACK
1 of 1

Our Smart Sprinkler System doesn't just react to fires, **it is designed to outsmart them**. By using cutting-edge software and data insights, we pinpoint a fire's origin and strategically activate sprinklers that target the fire origin and help prevent the spread of flames. By shifting control from the unpredictability of fires to our sophisticated system, we aim to significantly enhance the efficiency and effectiveness of fire response measures.


OUR SYSTEM CAN ACTIVATE MULTIPLE SPRINKLERS AT THE SAME TIME TO
SURROUND AND DROWN FIRES

With our patent-pending technology, we're catapulting ourselves to the forefront of advanced fire suppression, uniquely equipped to conquer the challenges of modern storage, warehousing, and the protection of highly hazardous commodities. Our commitment to rapid, precise, and intelligently targeted sprinkler activations assures us—and should assure our investors—that there's no challenge too great for us to overcome!

BUSINESS MODEL

Currently, we're conducting internal testing of our prototype system and plan to collaborate with UL Solutions or FM Global for further testing before our product goes to market.


WE ARE IN THE FINAL PHASE OF PROTOTYPE DEVELOPMENT.
THE NEXT STEP FOR US IS RIGOROUSLY TESTING OUR PRODUCT.
Sparx
Sparx

Once completed, we plan to offer our products directly to our customers, including an installation tool for easy system set-up. Our initial target customers are those that own or operate commercial storage or warehouse spaces.

Our business model, centered on direct B2B sales, targets not just the owners and operators of these facilities but extends to creating compelling value propositions for insurance companies and local governments.

Our industry's momentum is significantly fueled by fire protection standards and building codes. The widespread acknowledgment of fire safety's critical importance is the primary catalyst behind our future revenue streams.

MARKET



Market Size
$12.49 Billion
Global Fire Sprinkler Market
$4.3 Billion
US Fire Sprinkler Market
US Storage & Warehousing Fire Sprinkler Market
$2 Billion

Our market opportunities include providing fire suppression for the warehouse and storage industry for high ceiling heights, automated storage and retrieval systems (ASRS systems) and dense storage, storage of highly flammable commodities like plastic and synthetic materials, lithium-ion based battery energy storage systems which currently do not have many tested and validated fire protection recommendations, buildings with obstructed construction like purlins and girders, buildings with sloped ceilings, forest product storage, aerosol storage, atriums, tunnels, and more.

We believe there is a large opportunity for growth in the global fire sprinkler market due to strict regulations for installing fire suppression systems worldwide and the increasing investment for businesses and building owners to safeguard their infrastructures and reduce loss and damage of life, commodities, and property. The global fire sprinkler market size was valued at $12.49 billion USD in 2021, and is projected to reach $22.26 billion USD by 2030, registering a CAGR of 7.49% over the forecast period (2022 to 2030).

With the introduction of our new technology to the market, we believe our innovations may prompt market expansion. We plan to first list, approve, and commercialize our products in the US where the fire sprinkler market reached a value of $4.3 billion USD in 2021. We believe most of our market opportunity is currently within the commercial segment, specifically within the application of storage and warehousing which we value at approximately $2 billion in 2022.

PRESS

- **SmallCapVoice**
  Interview with Sparx Holdings Group, Inc.'s CEO, Cassie DeNunzio
  Smoke and Heat Sensor Demo with the Sparx Smart Sprinkler System
- **AccessWire**
  Sparx Holdings Group, Inc. Hitting Major Milestones in Smart Sprinkler System Development
- **Yahoo! Finance**
  Sparx Holdings Group Nears Completion of Innovative Hub for Sparx(TM) Smart Sprinkler System Prototype
- **Superb Crew**
  The Next Generation Of Fire Sprinklers: Sparx's Smart Sprinkler System
- **BestStocks**
  Sparx Holdings Group, Inc.

TEAM



Cassie DeNunzio

President, CEO, CFO, & Director

Cassie DeNunzio is a distinguished alumnus of the University of New Hampshire, where she was honored with a full merit-based scholarship and graduated Summa Cum Laude with a Bachelor of Science in Electrical Engineering in 2014. She furthered her education by obtaining a Master of Science in Electrical Engineering from Columbia University in 2016, followed by an MBA from Arkansas State University in 2019. With over a decade of experience in the fire suppression industry, Cassie has made significant contributions as a named inventor on numerous fire protection patents filed with the United States Patent and Trademark Office. She has distinguished herself as a technology leader, adept at product innovation, solution implementation, and market discovery. As CEO of Sparx Holdings Group, Inc., Cassie is driven by her commitment to enhancing fire safety, showcasing her dedication to protecting lives, businesses, and property.


Sparx

Jeffrey DeNunzio

Director

Jeffrey DeNunzio graduated Cum Laude from Roger Williams University in 2012, with a double major in Legal Studies and Psychology. Prior to his graduation, and to the present day, he has acted as a research specialist and consultant for numerous publicly traded companies as well as private developmental stage companies. His experience spans from small startup stage companies to multimillion dollar publicly listed companies. Jeffrey has vast experience in preparing SEC filings, corporate structuring, reverse triangular mergers, and spearheading business operations and trading processes of various companies with both domestic and foreign origin.


Sparx

Robert Galli

Software Consultant

Robert Galli graduated with a BS Degree in Electrical Engineering in 2014 from the University of New Hampshire. Robert builds and supports software that runs on millions of computers worldwide. He has expertise in developing software for both frontend and backend for applications, managing remote software development teams, and interacting with customers and designers to build features that provide tangible value. He has vast experience in Node.js, TypeScript, Angular client web-applications, creating SDKs for various platforms, and writing testable software. Robert is also a published tech author and has written various articles including "CI/CD for Angular Developers", "GitHub Status Checks and Branch Protection Made Easy", and "How To Build a Linux Shared Library".

Stand with Sparx — join our mission in shielding lives, dreams, and communities from fire's destruction. Together we can bring peace of mind to millions, knowing they're protected from the unpredictable forces of fire.

USE OF PROCEEDS

If the offering's maximum amount of $124,000 is raised:

Use	Value	% of Proceeds
System Prototype Builds	$12,400	10.0%
Verification and Validation/ Internal Testing	$24,800	20.0%
Third Party Testing	$55,924	45.1%
Working Capital	$12,400	10.0%
Research and Development	$12,400	10.0%
Intermediary fees	$6,076	4.9%

TERMS

This is an offering of Series A Convertible Preferred Stock, under registration exemption 4(a)(6), in Sparx Holdings Group, Inc.. This offering must raise at least $10,000 by September 20, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Sparx Holdings Group may issue additional securities to raise up to $124,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

$4,860,811 implied valuation

FINANCIALS

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 22, 2024
- Form C/A on June 6, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jun 6, 2024 — Filed Form C/A

May 22, 2024 — Primary offering of 124,000 shares at $1

May 22, 2024 — Filed Form C

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